Exhibit 10.1

AMENDMENT TO EXECUTIVE
CONSULTING AGREEMENT

THIS AMENDMENT TO EXECUTIVE CONSULTING AGREEMENT (hereinafter “Agreement”) is entered into by and between Akorn, Inc. (hereinafter “COMPANY”) and Raj Rai (hereinafter “Consultant”), effective December 8, 2009.

RECITALS

A.           COMPANY is a corporation doing business in the State of Illinois.

B.           COMPANY and Consultant are parties to an Executive Consulting Agreement effective June, 8, 2009 (“Agreement”) and desire to amend certain provisions as follows:

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

A.           Paragraph 3 of the Executive Consulting Agreement shall be deleted in its entirety and replaced with the following:

3.   Effective Date and Term.  This Agreement shall remain in effect until it expires on December 7, 2010, and thereafter the parties may endeavor to extend the term of this Agreement.

B.    Paragraph 4 of the Executive Consulting Agreement shall be deleted in its entirety and replaced with the following:

4.   Compensation.  COMPANY shall pay Consultant Seventeen Thousand Nine Hundred Forty-Eight and 72/100 Dollars ($17,948.72) per month, beginning on June 8, through December 7, 2009.  Further, subject to approval by the COMPANY Board of Directors, or a committee thereof, COMPANY will award Consultant Two Hundred Fifty Thousand (250,000) stock options pursuant to the COMPANY’s stock option plan and grant pursuant to terms set forth in a separate Stock Option Grant Agreement, which is hereby referenced and incorporated herein (priced at closing price on Effective Date of this Agreement and to fully vest on December 7, 2009). In addition, The COMPANY shall pay Consultant the sum of Two Hundred Thousand Dollars ($200,000) within forty-five days from December 7, 2009. Further, Beginning on December 8, 2009, the COMPANY shall pay Consultant Thirty Three thousand, Three Hundred thirty Three Dollars ($33,333.00) per month for services performed pursuant to this Agreement.  The payments shall be made through the term of this Agreement unless this Agreement is terminated by COMPANY for Good Cause (as defined herein). For the purposes of this Agreement, COMPANY has “Good Cause” to terminate, effective immediately, this Agreement when:

Consultant fails or refuses to faithfully and diligently provide services pursuant to this Agreement; or

Consultant fails or refuses to comply with the policies, standards and/or rules of COMPANY which from time-to-time may be established; or

Consultant fails or refuses to act in accordance with any lawful direction or order of COMPANY; or

It is determined that Consultant has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of COMPANY; including, but not limited to, theft or misappropriation of COMPANY’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, the filing of false expense or related reports, or being convicted of any felony or a misdemeanor involving moral turpitude; or

Consultant violates any term or condition of this Agreement.

C.    This Amendment may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original.  A facsimile signature shall have the same force and effect as an original signature.

D.    Except as provided herein, all provisions, terms and conditions of the original Executive Consulting Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the parties have executed this Amendment as of the date set forth above.

Dated: December 22, 2009	/s/ Raj Rai
Raj Rai

Akorn, Inc.

Dated: December 22, 2009	By:	/s/ Joseph P. Bonaccorsi

Senior V.P. and General Counsel